Exhibit 99.1

MAXIMUS Reports First Quarter Results

Revenue of $180.1 million and Diluted EPS of $0.67; Company Reiterates Fiscal 2009 Earnings Outlook

RESTON, Va.--(BUSINESS WIRE)--February 5, 2009--MAXIMUS (NYSE:MMS), a leading provider of government services, today reported results for its fiscal 2009 first quarter ended December 31, 2008.

Recent highlights include:

  First quarter revenue increase of 5% on a constant currency basis to $180.1 million, compared to the same period last year,
  Increase in net income of 13% to $12.0 million, or $0.67 per diluted share,
  Cash at December 31, 2008 of $61.5 million,
  Declared increase in the Company’s quarterly cash dividend to $0.12 per share,
  Improved Days Sales Outstanding to 67 days at December 31, 2008,
  New sales awards of $208 million and total pipeline of $1.7 billion at February 3, and
  Notification of a new award for the administration of Medicaid enrollment for Pennsylvania valued at $37.5 million over 60 months, and the recent signing of a five-year, $54.9 million contract with the New York City Department of Education for special education case management services.

Revenue for the first quarter increased to $180.1 million compared to $177.1 million reported for the same period last year. On a constant currency basis, total revenue increased 5%, and Operations Segment revenue increased 11% compared to last year. Nearly all revenue growth in the quarter was organic. Net income increased 13% to $12.0 million compared to $10.6 million reported for the first quarter of fiscal 2008. Diluted earnings per share increased to $0.67 compared to $0.51 reported for the same period last year and reflect the Company’s ongoing share repurchase program.

“We are pleased with the results this quarter and excited about our future opportunities. Our narrowed focus on our core health and human services offerings has positioned MAXIMUS well to grow and provide new and expanding work, including today’s announced award for the administration of Medicaid enrollment services for Pennsylvania,” commented Richard Montoni, Chief Executive Officer of MAXIMUS. “While MAXIMUS is not completely immune to the current economic climate, we believe we are presented with a unique set of opportunities to partner with government clients as they face increasing demand for their vital safety-net programs such as Medicaid and SCHIP. Enrollments in key support areas that we administer continue to rise, and we are closely tracking emerging opportunities anticipated through the reauthorization and expansion of SCHIP and the anticipated passage of the American Recovery and Reinvestment Act. The signing of the SCHIP bill by President Obama last evening represents a significant milestone that confirms the substance of this opportunity. We expect that this new legislation will provide underfunded states with significant program support. We anticipate any material contribution from the potential increase in program funding to occur in fiscal 2010. Therefore, we are reiterating our previous earnings outlook for fiscal 2009 which includes only a modest benefit in the latter part of the year from these initiatives.”

Operations Segment

Operations Segment revenue accounted for 87% of total Company revenue in the first quarter and increased 6% to $156.3 million compared to $146.8 million reported for the first quarter of fiscal 2008. On a constant currency basis, Operations Segment revenue increased 11% compared to the same period last year. Top-line growth in the Segment’s domestic business offset currency impact from international operations. Operations Segment operating income for the first quarter grew 20% to $21.3 million, compared to $17.8 million reported for the first quarter of last year. The Segment’s growth in revenue and operating income was driven by the solid performance of the Company’s health and federal operations.

Consulting Segment

For the first quarter, Consulting Segment revenue was $23.8 million, or 13% of total Company revenue. The Segment posted a quarterly operating loss of $1.5 million resulting from a $2.5 million charge due to cost increases on a legacy fixed-price ERP contract. The Company expects improvement in Segment performance beginning in its fiscal second quarter, fueled by revenue and profit associated with new work. This includes the New York City Department of Education contract, which will contain approximately $5 million in non-recurring pass-through revenue in the second quarter.

Sales and Pipeline

Year-to-date signed contract wins at January 30, 2009, totaled $208 million, compared to $311 million reported last year. New contracts pending at February 3, 2009, (awarded but unsigned) totaled $135 million compared to $264 million reported last year. In the first quarter of fiscal 2008, new sales and new contracts pending benefited from two large contracts. Sales opportunities (pipeline) at February 3, 2009, totaled $1.7 billion (consisting of $582 million in proposals pending, $327 million in proposals in preparation, and $761 million in proposals tracking) compared to $1.0 billion the prior year.

Balance Sheet and Cash Flows

At December 31, 2008, cash totaled $61.5 million. This does not include a $13.0 million insurance reimbursement that the Company expects to receive in its second quarter related to the previously announced arbitration settlement. As part of the settlement, MAXIMUS paid $40 million in cash in its fiscal first quarter. As a result, MAXIMUS used cash from continuing operations of $21.2 million and recorded negative free cash flow of $25.3 million in the first quarter. Normalizing continuing operations cash flow to exclude the $40 million cash settlement paid in the first quarter results in pro forma cash flow from operations of $18.8 million and pro forma free cash flow from continuing operations of $14.7 million. In the first quarter, Days Sales Outstanding (DSO) improved to 67 days at December 31, 2008. During the quarter, MAXIMUS purchased 740,490 shares of MAXIMUS common stock for $23.2 million under its ongoing share repurchase program and at December 31, MAXIMUS had approximately $59.5 million available under this program. On November 30, 2008, MAXIMUS paid a quarterly cash dividend of $0.10 per share, and on December 17, 2008, the Company declared an increase in its quarterly cash dividend to $0.12 per share which is payable on February 27, 2009.

Outlook

The Company is reiterating its fiscal 2009 earnings forecast of $3.00 to $3.15 per diluted share. As a result of timing on contracts, including the start of a large rebid contract which began January 1, the Company expects its fiscal 2009 second quarter earnings to decline slightly from its first fiscal quarter, with a return to earnings growth in both operating segments in the second half of the year driven by new work and seasonality. For the full fiscal year, MAXIMUS now expects to be at the lower end of its revenue range of $750 million to $775 million as a result of project delays which may be offset by a modest contribution in the latter half of fiscal 2009 from new federal legislation.

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, February 5, 2009, at 9:00 a.m. (ET). The Company has also posted a presentation on its website, under the Investor Relations page, for analysts to follow along with during the conference call.

The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

A replay will be available through February 13, 2009. Callers can access the replay by calling: 877.660.6853 (Domestic)/201.612.7415 (International)

Replay account number: 316
Replay conference ID number: 311570

MAXIMUS is a leading provider of government services and is devoted to providing health and human services program management and consulting services to its clients. The Company has more than 6,000 employees located in more than 220 offices in the United States, Canada and Australia. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Quarterly Report filed with the Securities and Exchange Commission, found on www.maximus.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. MAXIMUS management believes providing investors with this information gives additional insights into MAXIMUS results of operations. While MAXIMUS management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

MAXIMUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
	September 30,	December 31,
	2008	2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$119,605	$61,461
Restricted cash	2,736	2,543
Accounts receivable — billed, net of reserves of $5,512 and $4,828	128,819	101,876
Accounts receivable — unbilled	30,695	28,180
Current portion of note receivable	746	759
Income taxes receivable	—	9,469
Deferred income taxes	21,901	17,574
Due from insurance carrier	12,500	12,986
Prepaid expenses and other current assets	7,892	11,370
Current assets of discontinued operations	193	192
Total current assets	325,087	246,410

Property and equipment, at cost	81,232	81,498
Less accumulated depreciation and amortization	(47,238)	(48,106)
Property and equipment, net	33,994	33,392
Capitalized software	19,979	20,521
Less accumulated amortization	(5,854)	(6,159)
Capitalized software, net	14,125	14,362
Deferred contract costs, net	5,324	6,384
Goodwill	60,659	58,976
Intangible assets, net	3,699	2,832
Note receivable, less current portion	1,337	1,036
Deferred income taxes	10,933	3,217
Other assets, net	3,788	3,459
Total assets	$458,946	$370,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,950	$36,799
Accrued compensation and benefits	26,684	22,681
Current portion of deferred revenue	19,676	21,441
Current portion of income taxes payable	12,662	—
Current portion of capital lease obligations	417	—
Other accrued liabilities	53,891	19,068
Current liabilities of discontinued operations	11,028	5,134
Total current liabilities	173,308	105,123
Deferred revenue, less current portion	8,315	6,861
Income taxes payable, less current portion	1,617	1,668
Total liabilities	183,240	113,652

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 18,302,368 and 17,586,834 shares issued and outstanding at September 30, 2008 and December 31, 2008, at stated amount, respectively	328,323	330,834
Treasury stock, at cost; 8,635,130 and 9,375,620 shares at September 30, 2008 and December 31, 2008, respectively	(289,103)	(312,338)
Accumulated other comprehensive income	5,536	(1,139)
Retained earnings	230,950	239,059
Total shareholders’ equity	275,706	256,416
Total liabilities and shareholders’ equity	$458,946	$370,068

MAXIMUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months
	Ended December 31,
	2007	2008
Revenue	$177,089	$180,092
Cost of revenue	130,805	132,945
Gross profit	46,284	47,147
Selling, general and administrative expenses	27,038	27,338
Operating income from continuing operations	19,246	19,809
Interest and other income, net	1,501	94
Income from continuing operations before income taxes	20,747	19,903
Provision for income taxes	8,479	7,862
Income from continuing operations	12,268	12,041

Discontinued operations, net of income taxes:
Loss from discontinued operations	(1,663)	(73)
Loss on disposal	—	(5)
Loss from discontinued operations	(1,663)	(78)

Net income	$10,605	$11,963

Basic earnings (loss) per share (Note 6):
Income from continuing operations	$0.60	$0.68
Loss from discontinued operations	(0.08)	(0.01)
Basic earnings per share	$0.52	$0.67

Diluted earnings (loss) per share (Note 6):
Income from continuing operations	$0.59	$0.67
Loss from discontinued operations	(0.08)	—
Diluted earnings per share	$0.51	$0.67

Dividends paid per share	$0.10	$0.10

Weighted average shares outstanding:
Basic	20,506	17,802
Diluted	20,854	17,956

MAXIMUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months
	Ended December 31,
	2007	2008
Cash flows from operating activities:
Net income	$10,605	$11,963
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	1,663	78
Depreciation	2,681	2,009
Amortization	719	737
Deferred income taxes	4,195	12,043
Deferred interest income on note receivable	—	107
Non-cash equity based compensation	3,386	1,866

Change in assets and liabilities:
Accounts receivable – billed	10,822	25,930
Accounts receivable – unbilled	(8,078)	1,901
Prepaid expenses and other current assets	1,362	(3,819)
Deferred contract costs	404	(1,236)
Other assets	104	(899)
Accounts payable	(1,608)	(11,071)
Accrued compensation and benefits	(2,879)	(3,701)
Deferred revenue	(1,628)	1,698
Income taxes	(3,141)	(21,959)
Other liabilities	(530)	(36,852)
Cash provided by (used in) operating activities – continuing operations	18,077	(21,205)
Cash provided by (used in) operating activities – discontinued operations	2,712	(5,972)
Cash provided by (used in) operating activities	20,789	(27,177)

Cash flows from investing activities:
Decrease in note receivable	—	182
Purchases of property and equipment	(2,381)	(2,425)
Capitalized software costs	(920)	(1,717)
(Increase) decrease in marketable securities	126,160	—
Cash provided by (used in) investing activities – continuing operations	122,859	(3,960)
Cash provided by (used in) investing activities – discontinued operations	(782)	—
Cash provided by (used in) investing activities	122,077	(3,960)

Cash flows from financing activities:
Employee stock transactions	1,655	593
Repurchases of common stock	(150,388)	(22,431)
Payments on capital lease obligations	(401)	(417)
Tax benefit due to option exercises and restricted stock units vesting	297	53
Cash dividends paid	(2,222)	(1,765)
Cash used in financing activities – continuing operations	(151,059)	(23,967)
Cash used in financing activities – discontinued operations	—	—
Cash used in financing activities	(151,059)	(23,967)

Effect of exchange rate changes on cash and cash equivalents	—	(3,040)

Net decrease in cash and cash equivalents	(8,193)	(58,144)

Cash and cash equivalents, beginning of period	70,472	119,605

Cash and cash equivalents, end of period	$62,279	$61,461

MAXIMUS, Inc.
Segment Information
(Dollars in thousands)
(Unaudited)

The following table provides certain financial information for each of the Company’s business segments:

	Three Months Ended December 31,
	2008	% (1)	2009	% (1)

Revenue:
Operations	$146,807	100%	$156,338	100%
Consulting	30,282	100%	23,754	100%
Total	177,089	100%	180,092	100%

Gross Profit:
Operations	35,557	24.2%	41,469	26.5%
Consulting	10,727	35.4%	5,678	23.9%
Total	46,284	26.1%	47,147	26.2%

Selling, general, and administrative expense:
Operations	17,731	12.1%	20,123	12.9%
Consulting	8,948	29.5%	7,140	30.1%
Corporate/Other	359	NM (2)	75	NM (2)
Total	27,038	15.3%	27,338	15.2%

Operating income (loss) from continuing operations:
Operations	17,826	12.1%	21,346	13.7%
Consulting	1,779	5.9%	(1,462)	(6.2)%
Consolidating adjustments	(359)	NM (2)	(75)	NM (2)
Total	$19,246	10.9%	$19,809	11.0%

(1) % of respective segment revenue

(2) Not meaningful

MAXIMUS, Inc.
Supplemental Pro Forma Earnings per Diluted share from Continuing Operations
Fiscal Year 2008 and First Quarter Fiscal Year 2009

	Q1 08	Q2 08	Q3 08	Q4 08	Total FY 08	Q1 09
Diluted earnings per share from continuing operations-
GAAP basis	$0.59	$0.72	$0.92	($0.80)	$1.43	$0.67

Pro forma adjustments:
Legal and settlement charges	-	0.03	0.02	1.23	1.28	-
Gain on sale of building	-	-	(0.13)	-	(0.13)	-
Pre-ASR interest income	(0.03)	-	-	-	(0.03)	-
Non-cash goodwill impairment charge	-	-	-	0.25	0.25	-
Severance	-	-	-	0.03	0.03	-
Subtotal pro forma adjustments	($0.03)	$0.03	($0.11)	$1.51	$1.40	-

Pro forma diluted earnings per share from continuing operations	$0.56	$0.75	$0.81	$0.71	$2.83	$0.67

CONTACT:
MAXIMUS
Lisa Miles
Investor Relations
703-251-8637